EXHIBIT 5

                        VENABLE, BAETJER AND HOWARD, LLP
                     1800 MERCANTILE BANK AND TRUST BUILDING
                                TWO HOPKINS PLAZA
                            BALTIMORE, MARYLAND 21201

                                                               December 31, 1997

Mercantile Bankshares Corporation
Two Hopkins Plaza
Baltimore, Maryland  21203

Ladies and Gentlemen:

         We have acted as counsel for Mercantile Bankshares Corporation (the "Corporation") in connection with the merger of Marshall National Bank and Trust Company ("Marshall") with an interim national bank to be formed by the Corporation which will continue to do the business of Marshall under the Marshall name, pursuant to an Agreement and Plan of Affiliation and Merger, dated November 20, 1997 (the "Agreement"), between the Corporation and Marshall. We have also acted as counsel to the Corporation in connection with the Corporation's Registration Statement on Form S-4 (such Registration Statement, including all exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance of up to 677,198 shares of common stock (par value $2.00 per share) of the Corporation (the "Shares") pursuant to the Agreement.

         In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinions set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Articles of Incorporation and By-Laws of the Corporation, as amended and as currently in effect; (iii) certain resolutions of the Board of Directors of the Corporation relating to the issuance of the Shares and the other transactions contemplated by the Registration Statement; (iv) the Agreement; and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photstatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Corporation and others.


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Mercantile Bankshares Corporation
December 31, 1997
Page 2

         Based upon the foregoing, we are of the opinion that when sold, issued and paid for as contemplated in the Registration Statement, the Shares will be validly issued and will be fully paid and nonassessable.

         The law covered by the opinion set forth above is limited to the corporate law of the State of Maryland.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ VENABLE, BAETJER AND HOWARD, LLP
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